EXHIBIT 8.1
SUBSIDIARIES OF WEX
Except as otherwise disclosed herein, the following table illustrates WEX’s principal subsidiaries, jurisdiction of incorporation and percentage of voting securities currently held directly or indirectly by the Company.

		Ownership
	Incorporated under	(direct &
Subsidiaries	the laws of:	indirect)

WEX Medical Corporation (“WEX-Med”)	British Columbia, Canada	100%

Ä WEX Medical Limited (“WEX-HK”)	Hong Kong	100%

Ä Nanning Maple Leaf Pharmaceutical Co. Ltd. (“NMLP”)	China	100%

IWT Bio Inc. (“IWT”)	Canada	100%